CONSENT OF AUTHOR

P. Taggart P. Eng.
1660 Whitesails Drive
Bowen Island
British Columbia
Canada
V0N 1G0

US Securities and Exchange Commission

"I consent to the statements attributed to me respecting the technical report entitled “Technical Report on the Campo Morado Project, Guerrero State, Mexico" dated June 2005 and the technical report entitled "Technical Report on the Campo Morado Project and Update on Metallurgy and Mineral Resources in the Reforma, Naranjo and El Rey Deposits, Guerrero State, Mexico" dated September 2005 included in the registration statement on the Amended Form 20-F, dated June 23, 2006, filed by Farallon Resources Ltd. with the United States Securities and Exchange Commission."

Dated this 23rd day of June 2006

/s/ P. Taggart

P. Taggart, P.Eng.